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                                                                   EXHIBIT 10-32
[ADVANTAGE TELECOM, INC. LETTERHEAD]


March 20, 1996

Mr. Vernon L. Fotheringham
CEO
Advanced Radio Telecom Corp.
Bellevue City Center
500 108th, Ave. NE
Suite 2600
Bellevue, Washington
98004

RE: LETTER OF INTENT FOR STRATEGIC VENTURE FOR FIXED TELECOMMUNICATIONS OPERATIONS IN CANADA.

Dear Vern:

         This letter summarizes our recent conversation and constitutes a Letter of Intent ("LOI") to enter into a binding Definitive Agreement on or before September 14, 1996. This LOI does not obligate the parties in any respects other than (i) to negotiate in good faith to reach a Definitive Agreement and (ii) not to take any action concerning the activities contemplated herein without the other's concurrence. All obligations under this LOI will become null and void on the sooner of the execution of a Definitive Agreement and or September 14, 1996.

         Advantage Telecom Inc. ("ATI") is a Canadian corporation, wholly owned by Canadian citizens and is incorporated in the province of British Columbia ("BC") and with its principal place of business at 1535 Bramble Lane, Coquitlam, B.C. V3E 2S7. ATI has commenced the process to become authorized as a provider of 38GHz services throughout Canada. In view of Advanced Radio Telecom's ("ART") expertise in fixed wireless telecommunications in the United States and its desire to enter the Canadian market, ATI wishes to form a Strategic Venture with ART, which will be the means by which either party participates in the provision of broadband fixed wireless or wired telecommunications within Canada.

         The initial endeavor of the Strategic Venture shall be obtaining authorization to provide 38GHz services in all regions of Canada. Subsequently, depending upon demand, competition and the regulatory climate, the parties intend to expand their services to encompass other fixed wireless frequencies and hybrid wired/wireless broadband networks.

         As between ATI and ART, ART shall furnish all of the funds needed to secure the appropriate licenses and commence operations, ART shall hold the maximum amount of legal and beneficial interests and provide the maximum degree of services permitted under Canadian law and ART shall operate the systems and furnish all services to the Strategic Venture upon

                              Proprietary / Confidential

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reasonable and appropriate terms.  ART shall approve in advance all expenditure and activities to be undertaken by ATI prior to the execution of a Definitive Agreement.
ATI shall furnish ART with all relevant documents, including its incorporation papers, and consult with ART no less than weekly concerning all relevant developments and near term contacts and plans. ATI, with ART's input shall commence immediately the preparation of a business plan and a five year pro forma income/expense projection.

         If these LOI terms meet with your approval, please so signify by executing below.

Sincerely,

/s/ MIRIAM D. HAYWARD
Miriam D. Hayward
as President
Advantage Telecom, Inc.

ACCEPTED AGREED:    /s/ VERNON L. FOTHERINGHAM
Vernon L. Fotheringham
as CEO Advanced Radio Telecom Corp.

                              Proprietary / Confidential